Exhibit 3.3

Section 501. Certificates for Stock; Uncertificated Shares. The shares of stock of the Corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the President and the Secretary or Treasurer. Where any such certificate is manually countersigned by either a transfer agent or a registrar (other than the Corporation itself or its employee) any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate was issued, it may be issued by the Corporation with the same effect as if that individual were such officer at the date of issue.

Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book entry form. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.